Exhibit 99.1

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS
NET INCOME INCREASES 45%

ST.  PAUL, October 17, 2005 – MEDTOX Scientific, Inc. (AMEX-TOX) announced today results for the third quarter ended September 30, 2005.

o	Revenues increased $2,040,000 to $16,513,000, or 14%

o	Consolidated gross margin increased to 44% from 42%

o	Operating Income increased $407,000 to $1,688,000, or 32%

o	Net Income increased $256,000 to $825,000, or 45%

For the three-month period ended September 30, 2005, revenues increased to $16,513,000 compared to $14,473,000 from the prior-year period. Operating income increased to $1,688,000 compared to $1,281,000 from the prior-year period. The Company recorded net income of $825,000, or $0.10 per diluted share, compared to net income of $569,000, or $0.07 per diluted share, or a 45% increase in net income from the comparable period last year.

For the nine-month period ended September 30, 2005, revenues increased to $48,047,000 compared to $43,120,000, or 11%, from the prior-year period. Operating income increased to $4,650,000 compared to $3,887,000, or 20%, from the comparable period last year. Net income increased to $2,261,000, or $0.28 per diluted share, compared to net income of $1,711,000, or $0.22 per diluted share, or an increase of 32% in net income from the comparable period last year.

Overall, expenses for the quarter were in line with expectations. Total selling, general and administrative expenses for the quarter were 30% of revenues which is comparable with the same period last year. Research and development expenses increased 56% to $552,000 for the quarter from $354,000 in the comparable period last year.

MEDTOX Scientific, Inc.
October 17, 2005

MEDTOX will hold a teleconference to discuss third quarter 2005 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on October 17 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through October 24 at 800-642-1687 conference ID #9647412. International callers may access the replay at 706-645-9291 with the same conference ID #9647412.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2004 Annual Report on Form 10-K.

MEDTOX Scientific, Inc. October 17, 2005 Page 3

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES:
Laboratory services	$12,740	$10,979	$36,808	$32,694
Product sales	3,773	3,494	11,239	10,426

	16,513	14,473	48,047	43,120
COST OF REVENUES:
Cost of services	7,783	7,055	22,758	20,638
Cost of sales	1,470	1,386	4,587	4,096

	9,253	8,441	27,345	24,734

GROSS PROFIT	7,260	6,032	20,702	18,386

OPERATING EXPENSES:
Selling, general and administrative	5,020	4,397	14,264	13,310
Research and development	552	354	1,788	1,189

	5,572	4,751	16,052	14,499

INCOME FROM OPERATIONS	1,688	1,281	4,650	3,887

OTHER INCOME (EXPENSE):
Interest expense	(182)	(264)	(620)	(790)
Other expense, net	(175)	(99)	(383)	(337)

	(357)	(363)	(1,003)	(1,127)

INCOME BEFORE INCOME TAX EXPENSE	1,331	918	3,647	2,760

INCOME TAX EXPENSE	(506)	(349)	(1,386)	(1,049)

NET INCOME	$825	569	$2,261	$1,711

BASIC EARNINGS PER COMMON SHARE	$0.10	$0.08	$0.30	$0.23

DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.07	$0.28	$0.22

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	7,896,777	7,444,973	7,662,716	7,451,174
Diluted	8,324,880	7,930,347	8,094,210	7,806,901

MEDTOX Scientific, Inc. October 17, 2005 Page 4

MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$674	$263
Accounts receivable	11,011	8,287
Inventories	3,074	3,624
Other current assets	2,504	2,824

Total current assets	17,263	14,998

Building, equipment and improvements, net	17,753	16,348

Other assets	23,073	24,614

Total assets	$58,089	$55,960

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$8,616	$12,081

Long-term obligations	5,845	6,090

Stockholders' equity	43,628	37,789

Total liabilities and stockholders' equity	$58,089	$55,960